UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                 HYBRIDON, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44860M801
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 APRIL 20, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                --------------------------
  CUSIP No.                          13G               Page 2 of 12 Pages
---------------------                                --------------------------



1.   NAMES OF REPORTING PERSONS

     Great Point Partners, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]

     (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            USA

     NUMBER OF SHARES           5.    SOLE VOTING POWER
      BENEFICIALLY
      OWNED BY EACH
    REPORTING PERSON            6.    SHARED VOTING POWER
         WITH                                                          9,975,394

                                7.    SOLE DISPOSITIVE POWER


                                8.    SHARED DISPOSITIVE POWER

                                                                       9,975,394

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     9,975,394

10.  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES  CERTAIN SHARES (See
     Instructions)                                                           [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     8.99%

12.  TYPE OF REPORTING PERSON (See Instructions)
                     OO

---------------------                                --------------------------
  CUSIP No.                          13G               Page 3 of 12 Pages
---------------------                                --------------------------


1.   NAMES OF REPORTING PERSONS
     Biomedical Value Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [ ]

     (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware, USA

      NUMBER OF SHARES          5.    SOLE VOTING POWER
       BENEFICIALLY
       OWNED BY EACH
     REPORTING PERSON           6.    SHARED VOTING POWER
          WITH                                                        5,714,078

                                7.    SOLE DISPOSITIVE POWER


                                8.    SHARED DISPOSITIVE POWER
                                                                       5,714,078

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,714,078

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     Instructions)                                                         [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.15%

12.  TYPE OF REPORTING PERSON (See Instructions)
                     PN

---------------------                                --------------------------
  CUSIP No.                          13G               Page 4 of 12 Pages
---------------------                                --------------------------



1.   NAMES OF REPORTING PERSONS
     Great Point GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]

     (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware, USA

     NUMBER OF SHARES           5.    SOLE VOTING POWER
      BENEFICIALLY
      OWNED BY EACH
    REPORTING PERSON            6.    SHARED VOTING POWER
         WITH                                                          5,714,078

                                7.    SOLE DISPOSITIVE POWER


                                8.    SHARED DISPOSITIVE POWER
                                                                       5,714,078

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     5,714,078

10.  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES  CERTAIN SHARES (See
     Instructions)                                                           [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.15%

12.  TYPE OF REPORTING PERSON (See Instructions)
                     OO

---------------------                                --------------------------
  CUSIP No.                          13G               Page 5 of 12 Pages
---------------------                                --------------------------

1.   NAMES OF REPORTING PERSONS
     Biomedical Offshore Value Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [ ]

     (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

     NUMBER OF SHARES           5.    SOLE VOTING POWER
      BENEFICIALLY
      OWNED BY EACH
    REPORTING PERSON            6.    SHARED VOTING POWER
         WITH                                                          4,261,316

                                7.    SOLE DISPOSITIVE POWER


                                8.    SHARED DISPOSITIVE POWER
                                                                       4,261,316

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     4,261,316

10.  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES  CERTAIN SHARES (See
     Instructions)                                                           [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     3.84%

12.  TYPE OF REPORTING PERSON (See Instructions)
                     CO

---------------------                                --------------------------
  CUSIP No.                          13G               Page 6 of 12 Pages
---------------------                                --------------------------


1.   NAMES OF REPORTING PERSONS
     Dr.  Jeffrey R. Jay, M.D.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]

     (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware, USA

    NUMBER OF SHARES            5.    SOLE VOTING POWER
     BENEFICIALLY                                                        349,200
     OWNED BY EACH
   REPORTING PERSON             6.    SHARED VOTING POWER
        WITH                                                           9,975,394

                                7.    SOLE DISPOSITIVE POWER



                                8.    SHARED DISPOSITIVE POWER
                                                                       9,975,394

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     10,324,594

10.  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES  CERTAIN SHARES (See
     Instructions)                                                           [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.31%

12.  TYPE OF REPORTING PERSON (See Instructions)
                     IN

---------------------                                --------------------------
  CUSIP No.                          13G               Page 7 of 12 Pages
---------------------                                --------------------------



ITEM 1. NAMES OF REPORTING PERSONS

          (a)  Hybridon, Inc.

          (b)  345 Vassar Street
               Cambridge, MA 02139
               U.S.A.

ITEM 2.

          (a)  Name of Person Filing
                    Great Point Partners,  LLC
                    Biomedical Value Fund, L.P.
                    Great Point GP, LLC
                    Biomedical  Offshore  Value  Fund,  Ltd.
                    Dr. Jeffrey M. Jay, M.D.

          (b)  Address of Principal  Business  Office,  or if none,  Residence
                    2   Pickwick Plaza
                    Suite 450
                    Greenwich, CT  06830

          (c)  Citizenship

          Great Point Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Value Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Great Point GP, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Offshore Value Fund, Ltd. is a limited liability corporation organized under the laws of the Cayman Islands. Dr. Jeffrey M. Jay, M.D. is a citizen of the United States.

          (d)  Title of Class of Securities
               Common Stock

          (e)  CUSIP Number
               44860M801

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(b) OR 240.13d.2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                             Not Applicable.

                    (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

                    (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

                    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15. U.S.C. 78c).

                    (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e) [ ]   An   investment   adviser   in   accordance   with
                              ss.240.13d-1(b)(1)(ii)(E).

                    (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

---------------------                                --------------------------
  CUSIP No.                          13G               Page 8 of 12 Pages
---------------------                                --------------------------

                 (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

                 (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                           1813).

                 (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                 (j) [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

---------------------                                --------------------------
  CUSIP No.                          13G               Page 9 of 12 Pages
---------------------                                --------------------------



ITEM 4.   OWNERSHIP

          Biomedical Value Fund, L.P. ("BVF") is the direct beneficial owner of 5,714,078 shares, consisting of 4,837,600 Common Shares and 876,478 warrants for the purchase of Common Shares (the "BVF Shares"). Great Point GP, LLC, is the general partner of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Great Point Partners, LLC is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BVF Shares, and therefore is the beneficial owner of the BVF Shares.

          Biomedical Offshore Value Fund, Ltd. ("BOVF") is the direct beneficial owner of 4,261,316 shares, consisting of 3,586,800 Common Shares and 674,516 warrants for the exercise of Common Shares (the "BOVF Shares"). Great Point Partners, LLC is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BOVF Shares, and therefore is the beneficial owner of the BOVF Shares.

          The Information in Items 1 and 5 through 11 on the cover pages of this Amendment No. 1 to Schedule 13G is hereby incorporated by reference.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: _________________________.

          (b) Percent of class: _________________________.

          (c) Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote _________________.

               (ii)  Shared power to vote or to direct the vote _______________.

               (iii) Sole power to dispose or to direct the
                     disposition of ________________________.

               (iv) Shared power to dispose or to direct the disposition of _________________________.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not Applicable.

---------------------                                --------------------------
  CUSIP No.                          13G               Page 10 of 12 Pages
---------------------                                --------------------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not Applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

---------------------                                --------------------------
  CUSIP No.                          13G               Page 11 of 12 Pages
---------------------                                --------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         BIOMEDICAL VALUE FUND, L.P.


                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Great Point GP, LLC,
                                             as general partner,
                                           By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                         GREAT POINT GP, LLC


                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Dr. Jeffrey R. Jay, M.D.
                                             as senior managing member

                         BIOMEDICAL OFFSHORE VALUE FUND, LTD.


                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Great Point Partners, LLC,
                                             As investment manager,
                                           By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                         GREAT POINT PARTNERS, LLC


                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                         DR. JEFFREY R. JAY, M.D.

                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------

                                                                   EXHIBIT A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 11, 2005

                         BIOMEDICAL VALUE FUND, L.P.

                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Great Point GP, LLC,
                                             as general partner,
                                           By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                         GREAT POINT GP, LLC

                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Dr. Jeffrey R. Jay, M.D.
                                             as senior managing member

                         BIOMEDICAL OFFSHORE VALUE FUND, LTD.

                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Great Point Partners, LLC,
                                             As investment manager,
                                           By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                         GREAT POINT PARTNERS, LLC

                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------
                                           By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                         DR. JEFFREY R. JAY, M.D.

                         Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                           -------------------------------------